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                                                                Exhibit 99.1


Issue Release: Wed Feb 27, 2013
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         NORDSTROM BOARD OF DIRECTORS AUTHORIZES $800 MILLION SHARE REPURCHASE
                PROGRAM AND INCREASES ITS REGULAR QUARTERLY DIVIDEND

SEATTLE, Wash. - (February 27, 2013) - Nordstrom, Inc. (NYSE: JWN) announced today that its board of directors has authorized a repurchase program of up to $800 million of the Company's outstanding common stock, through March 1, 2015. The shares are expected to be acquired through open market transactions. The Company intends to fund the repurchase program from existing cash on hand. The actual number and timing of share repurchases, if any, will be subject to market conditions and applicable Securities and Exchange Commission rules. This program is in addition to the Company's existing repurchase program that was approved by the board in February 2012. The existing repurchase program has $344 million outstanding, as of February 26, 2013, and will expire on February 1, 2014.

Nordstrom also announced today that its board of directors has approved a quarterly dividend of 30 cents per share, an increase of 11% over the previous quarter's dividend. The dividend is payable on March 22, 2013 to shareholders of record at the close of business on March 11, 2013.


ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 240 stores in 31 states, including 117 full-line stores, 119 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.




Investor Contact:                                   Media Contact:
Trina Schurman                                      Colin Johnson
Nordstrom, Inc.                                     Nordstrom, Inc.
206-233-6503                                        206-303-3036